Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PlayAGS, Inc. of our report dated March 27, 2015 (August 12, 2015 with respect to the income before tax and income tax rate reconciliation tables in Note 10 and with respect to Note 13) relating to the consolidated financial statements of Cadillac Jack, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2014, appearing in the prospectus, which is part of Registration Statement No. 333-222150 on Form S-1 of PlayAGS, Inc.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

January 26, 2018